Exhibit 99.1

Press Release
www.shire.com

Block Listing Application

November 14, 2014 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) hereby notifies the market that an application has been made to the UK Listing Authority and the London Stock Exchange for a total of 500,000 ordinary shares of 5 pence each (the “Shares”) to trade on the London Stock Exchange and to be admitted to the Official List. The Shares are to be reserved under a block listing pursuant to the Shire Employee Stock Purchase Plan.

When issued, the Shares will rank equally with the existing issued ordinary shares of the Company.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Neuroscience, Rare Diseases, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmology.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX